Exhibit 99.1

YOUNG BROADCASTING INC. ANNOUNCES THIRD QUARTER RESULTS

KRON-TV Continues Strong Financial Growth

NEW YORK, NEW YORK, November 10, 2003 – Young Broadcasting Inc. (“YBI”) (NASDAQ-YBTVA) today announced results for the three and nine months ended September 30, 2003.

For the third quarter, net revenue and operating income were $51.4 million and $4.3 million, respectively.  The net loss for the quarter was $11.3 million or $0.57 per share.  For the nine month period, net revenue was $152.6 million and operating income was $11.0 million.  The net loss for the nine months ended September 30, 2003 was $33.7 million or $1.70 per share — a substantial improvement from the comparable prior year period.

Vincent Young’s Comments

“The most significant highlight of our third quarter was the continued strong performance of KRON-TV.  Since the station became an independent, it has demonstrated unabated positive financial growth,” stated Vincent Young, YBI’s Chairman. “To ensure continued expansion, we have made strategic program acquisitions and implemented new advertiser focused campaigns at KRON-TV and our other stations.”

Mr. Young continued, “We are confident in the potential for improved performance for our station group as we approach 2004.  This confidence is a reflection of the input from our station management about their local markets and the significantly improved data on the state of the American economy.”

Third Quarter Review

Year to year third quarter revenue comparisons should be considered in light of strong political revenue in third quarter 2002 ($8.9 million) as compared to less political revenue during the same period in 2003 ($2.2 million). About $900,000 of the 2003 political revenue arose from the California gubernatorial recall election. Excluding political revenues in the third quarter of both years, the Company’s net revenue would be approximately the same. Local revenue during the third quarter was up 6.7% year to year while national revenue declined 5%. Station operating expenses declined slightly in the third quarter 2003 as compared to the same period in 2002.

KRON-TV

KRON-TV, the Company’s independent station in San Francisco, noted a 12.5% local, national and political revenue growth (excluding barter revenue) in the third quarter of 2003 compared to the same period last year. This was accomplished in a market that management believes increased only 3%. Importantly, KRON-TV’s share of the San Francisco television market’s revenue grew to 11.2% in the third quarter. This continues the station’s steadily increasing revenue market share since it became an independent broadcaster on January 1, 2002. KRON-TV has also continued to control its costs. Station operating expenses were 7.5% lower than the same period last year. As a result, KRON-TV generated net cash from operating activities during the third quarter and for the nine months ended September 30, 2003.

Additionally, KRON-TV also strengthened its prime time program schedule with the acquisition of “Sex and the City” — the award-winning comedy series. “Sex and the City,” which will begin airing Friday evenings during the fall 2005 season, provides KRON-TV with a hit program that to date has only been seen by an audience limited to HBO subscribers.

WTVO-TV

During the third quarter, YBI’s Rockford, Illinois station WTVO-TV launched the group’s first digital multiplexed station – Rockford UPN 16. WTVO-TV, an ABC affiliate, is now able to provide advertisers and viewers with two distinct broadcast options with the addition of the UPN-branded, digital spectrum offering.  Significantly, the innovative move gives WTVO-TV a second revenue stream in a single market without the help of a duopoly.  The station is now positioned to take advantage of the savings and efficiencies of operating two separate stations out of a single facility.

Third Quarter Conference Call:

Young Broadcasting will hold a conference call on November 10, 2003 at 11:00 AM (ET) immediately following the release of its third quarter earnings report. You may participate in the conference call by dialing 888-552-9135. (Passcode: YOUNG, Leader: Vincent Young.) This will enable you to listen to the presentation.  At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the Company’s CFO.

You may listen to a live web-cast of the call by going to http://youngbroadcasting.com.  The archive will be available for replay through December 10, 2003. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites on CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  You may listen to a telephone replay of the entire call by dialing 800-446-2544 through November 14, 2003.

Young Broadcasting owns eleven television stations and the national television representation firm, Adam Young Inc.  Six stations are affiliated with the ABC Television Network (WKRN-TV – Nashville, TN, WTEN-TV – Albany, NY, WRIC-TV – Richmond, VA, WATE-TV – Knoxville, TN, WTVO-TV – Rockford, IL and WBAY-TV – Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV – Lansing, MI, KLFY-TV – Lafayette, LA and KELO-TV – Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV – Davenport, IA).  KRON-TV – San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended.  Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements.  Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2002, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.  Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

Contact:  Vincent Young, Chairman, James Morgan, Chief Financial Officer – 212-754-7070 or Don Ciaramella of The Lippin Group at 212-986-7080.

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2002	2003	2002	2003
			(dollars in thousands, except per share data)

Net revenue	$158,917	$152,555	$57,880	$51,378
Operating expenses	121,576	123,778	40,911	41,206
Depreciation and amortization	17,814	17,760	5,796	5,911
Operating income	19,527	11,017	11,173	4,261

Interest expense, net	(73,392)	(47,874)	(21,880)	(15,957)
Non-cash change in market valuation of swaps	4,305	(2,444)	4,595	(3,176)
Loss on extinguishments of debt	(9,391)	—	(4,698)	—
Other (expenses) income, net	(438)	(174)	(180)	(43)
	(78,916)	(50,492)	(22,163)	(19,176)
Loss from continuing operations before benefit from income tax and cumulative effect of accounting change	(59,389)	(39,475)	(10,990)	(14,915)

Benefit from Income Tax	23,756	3,595	4,396	3,595
Income (loss) income from continuing operations before cumulative effect of accounting change	(35,633)	(35,880)	(6,594)	(11,320)

Income from operations of discontinued, net of applicable taxes, including gain on sale of station of $135.1 million in 2002 and $2.2 million in 2003	154,860	2,190	(2,255)	—
Income (loss) income before cumulative effect of accounting change	119,227	(33,690)	(8,849)	(11,320)

Cumulative effect of accounting change	(184,904)	—	—	—
Net (loss) income	$(65,677)	$(33,690)	$(8,849)	$(11,320)

Net (loss) income per common share - basic	$(3.34)	$(1.70)	$(0.45)	$(0.57)
Weighted average shares - basic	19,664,263	19,771,377	19,684,304	19,803,188

Other Financial Data:

Amortization of program license rights	12,784	13,476	4,365	4,522
Payments for program license liabilities	12,601	13,790	4,387	4,727
Non-cash compensation	920	876	239	273
Corporate overhead	8,378	9,581	2,627	3,153
Capital expenditures	7,336	8,614	5,632	2,678